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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                    FORM 8-K


                                 CURRENT REPORT




     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported):
                                December 23, 1999





                             UNION ELECTRIC COMPANY
             (Exact name of registrant as specified in its charter)




           Missouri                   1-2967                     43-0559760
(State or other jurisdiction       (Commission                (I.R.S. Employer
        of incorporation)          File Number)              Identification No.)




                 1901 Chouteau Avenue, St. Louis, Missouri 63103
              (Address of principal executive offices and Zip Code)






       Registrant's telephone number, including area code: (314) 621-3222


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ITEM 5.    OTHER EVENTS

     Reference is made to Note 5 - under Notes to Financial Statements in the Registrant's Form 10-Q for the quarter ended September 30, 1999, for a discussion of the regulatory proceedings before the Missouri Public Service Commission (MoPSC) involving the experimental alternative regulation plans approved by that agency with respect to the retail electric rates of the Registrant, a subsidiary of Ameren Corporation. In July 1995, the MoPSC approved an agreement among the Registrant, the MoPSC Staff and other parties which included a three-year experimental alternative regulation plan (the Original
Plan) that ran from July 1, 1995 through June 30, 1998. The Original Plan provided that earnings in those years in excess of a 12.61% regulatory return on equity (ROE) be shared equally between the Registrant's electric customers and shareholders, and earnings above a 14% ROE be credited to customers. The formula for computing the credit used twelve-month results ending June 30, rather than calendar year earnings. In 1998, AmerenUE recorded an estimated $43 million credit for the final year of the Original Plan.

     Included in the joint agreement approved by the MoPSC in its February 1997 order authorizing the merger between the Registrant and CIPSCO Incorporated was a new three-year experimental alternative regulation plan (the New Plan) that runs from July 1, 1998 through June 30, 2001. Like the Original Plan, the New Plan requires that earnings over a 12.61% ROE up to a 14% ROE be shared equally between electric customers and shareholders. The New Plan also returns to customers 90% of all earnings above a 14% ROE up to a 16% ROE. Earnings above a 16% ROE are to be credited entirely to customers. In addition, the joint agreement provides for a Missouri electric rate decrease, retroactive to September 1, 1998, based on the weather-adjusted average annual credits to customers under the Original Plan. The Registrant estimated that its Missouri electric rate decrease would approximate $20 million on an annualized basis and has reduced revenues accordingly since September 1998.

     In November 1998, the MoPSC Staff proposed adjustments to the Registrant's estimated credit for the third year of the Original Plan. In addition, the MoPSC Staff proposed adjustments to the Registrant's estimated Missouri electric rate decrease based upon their methodology of calculating the weather-adjusted credits. The determination of the credit for the third year of the Original Plan, as well as the determination of the Missouri electric rate decrease, were subject to regulatory proceedings before the MoPSC in 1999.

     On December 23, 1999, the MoPSC issued a Report and Order (Order) relating to the customer credit for the third year of the Original Plan. Certain of the MoPSC Staff's proposed adjustments were accepted by the MoPSC in the Order. In addition, the Order requires the Registrant to capitalize and amortize certain costs (including computer software costs) that had previously been expensed for its Missouri electric operations. On December 30, 1999, the Registrant filed an application for rehearing of the Order requesting the MoPSC to reverse its decision.

     Based on the provisions of the Order, the Registrant estimates that the credit for the third year of the Original Plan will approximate $31 million. In addition, with regard to the Missouri electric rate decrease, the Registrant, the MoPSC Staff and other parties reached a settlement relating to the calculation of the weather-adjusted credits. As a result, the Registrant estimates that the annualized Missouri electric rate decrease will approximate $17 million. Both of these estimates are subject to further approval by the MoPSC.

     The provisions of the Order also have an impact on the estimated credit to electric customers recorded by the Registrant for the first year of the New Plan. As a result, the Registrant increased its estimated credit for the New Plan year ended June 30, 1999, from $20 million to $25 million. In addition, the Registrant recorded an estimated $20 million credit for the second year of the New Plan. Also, the provision of the Order which requires the Registrant to capitalize and amortize certain costs (including computer software costs) that had been previously expensed, resulted in the capitalization of approximately $20 million of costs in the fourth quarter of 1999.

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     In summary,  the  provisions of the Order and the resulting  changes in the
Registrant's estimates of the customer credits for the open years under the Original Plan and the New Plan and of the electric rate decrease resulted in an increase in earnings of approximately $9 million, or $.06 per share in the fourth quarter of 1999.


SAFE HARBOR STATEMENT

Statements made in this Current Report which are not based on historical facts, are "forward-looking" and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such "forward-looking" statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Registrant is providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed elsewhere in this report and in the 1998 Annual Report to Stockholders (which is incorporated by reference in the Registrant's 1998 Form 10-K) and in subsequent securities filings, could cause results to differ materially from management expectations as suggested by such "forward-looking" statements: the effects of regulatory actions; changes in laws and other governmental actions; business and economic conditions; weather conditions; and legal and administrative proceedings.



                                    SIGNATURE

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                UNION ELECTRIC COMPANY
                                                    (Registrant)


                                                By  /s/ Warner L. Baxter
                                                   -----------------------
                                                        Warner L. Baxter
                                                  Vice President and Controller
                                                  (Principal Accounting Officer)


Date:  January 20, 2000